SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
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                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                    Date of Earliest Event Reported: July 15, 1997


                            HYPERDYNAMICS CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware              000-25496                      82-0400335
 (State or other jurisdiction (Commission File Number)        (IRS Employer
 of incorporation                                             Identification
                                                                   No.)

                         2656 South Loop West, Suite 103
                              Houston, Texas 77054
          (Address of principal executive offices, including zip code)

                                  (713)839-9300
                 (Registrant's telephone number, including area code)

                  Former name of Registrant: RAM-Z Enterprises, Inc.



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Item 1.  Changes in Control of Registrant



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         Due to Registrant's inability to pay certain liabilities as they become due,  Registrant's  Board  of  Directors  approved  on July  15,  1997 a  bridge
financing  arrangement   (the"Financing")  with  Emerald  Bay  Investments,  LTD
("EBI"). Under the tems of the Financing, Registrant could borrow up to $500,000 as extended by the Board of Directors on October 20, 1997. Borrowed amounts were to bear interest at a rate of 10% per annum and would be due and payable between August 31, 1997 and November 15, 1997. In the event that any borrowed amounts were not paid by November 15, 1997 as amended, EBI would be entitled, after a five-day notice to Registrant, to convert the unpaid portion of the borrowed amount into Registrant's common stock. Upon conversion, EBI would be entitled to receive one share of Registrant's common stock for every $.03 of the unpaid balance.

         The Registrant borrowed $350,000 pursuant to the Financing. As Registrant is unable to repay these amounts on or before November 15, 1997 as amended, EBI was entitled to receive approximately 11,666,667 shares of Registrant's common stock. Since November 15, 1997, the Registrant has negotiated a lesser conversion of $.06 per share. This is half of the originally agreed upon conversion terms. On January 12, 1998, the Registrant entered into a Debt Conversion Agreement whereby 100% of the outstanding debt of $350,000 plus accrued interest would be converted to 5,833,333 shares of restricted common stock. Under these circumstances, EBI has effectively acquired control of Registrant.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    HYPERDYNAMICS CORPORATION
                                  (Registrant)


Date: January 28, 1998              By:           /s/ Kent Watts
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                                            Kent Watts, President